Exhibit 99.1

BIODEL ANNOUNCES RESTRUCTURING UPDATE

DANBURY, Conn., January 29, 2016 – Biodel Inc. (Nasdaq: BIOD) today announced updates regarding the company’s ongoing strategy to preserve its assets and maximize shareholder value.

In January 2016, the company completed a reduction in force affecting 15 non-executive employees. As a result, Biodel estimates that it will incur one-time cash severance payments of approximately $1.3 million. Furthermore, the company’s average operating cash burn will be reduced from approximately $4.5 million per quarter to approximately $1.1 million per quarter. The January 2016 reduction in force is in addition to the ten-person reduction in force the company completed in October 2015. As of December 31, 2015, the company had cash of approximately $37 million. The company will announce its financial results for the first fiscal quarter of 2016 in February 2016.

The 2016 reduction in force is intended to preserve the company’s cash while it assesses its options to maximize shareholder value. The company continues to evaluate its strategic alternatives, as first announced in December 2015. To assist in this process, the company’s board of directors has established a special committee of the board and has retained Ladenburg Thalmann & Co. as an advisor to the company.

The board of directors has also appointed the company’s chief financial officer, Gary G. Gemignani, as interim chief executive officer effective January 26, 2016, with primary responsibility of managing the review of strategic alternatives. Dr. Errol de Souza stepped-down from his role as chief executive officer effective the same date.

Mr. Gemignani joined Biodel as CFO in 2014 with over twenty-five years of experience in the life sciences industry and has held senior management positions at Wyeth, Novartis, Gentium, and Coronado Biosciences. Mr. Gemignani continues in his role as chief financial officer of the company.

Safe-Harbor Statement

This press release contains forward-looking statements. All statements that address operating performance, or other events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as

Exhibit 99.1

and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in "Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K and those described from time to time in other reports which we file with the Securities and Exchange Commission.

BIOD-G

CONTACT:
Clayton Robertson, Trout Group
+1 (646) 378 2964

Source: Biodel Inc.